Exhibit 99.1

Avenue Therapeutics Files to Become a Public Reporting Company

New York, NY – December 30, 2015 – Avenue Therapeutics, Inc. (“Avenue”), a Fortress Biotech, Inc. (NASDAQ: FBIO) Company, announced that it filed a registration statement on Form 10 with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, for the purpose of becoming a reporting company.

The Form 10 registration statement is available on the SEC’s website at www.sec.gov under the name of Avenue Therapeutics, Inc.

About Avenue Therapeutics

Avenue Therapeutics, Inc. (“Avenue”), a Fortress Biotech Company, is a specialty pharmaceutical company that acquires or in-licenses, develops and commercializes products principally for use in the acute healthcare or hospital setting. Avenue’s lead product candidate is IV Tramadol for the treatment of post-operative pain. Avenue Therapeutics plans to initiate a Phase III development program of IV Tramadol for the management of post-operative pain in 2016. Avenue is headquartered in New York City. For more information, visit www.avenuetx.com.

About Fortress Biotech

Fortress Biotech, Inc. (“Fortress”) is a biopharmaceutical company dedicated to acquiring, developing and commercializing novel pharmaceutical and biotechnology products. Fortress plans to develop and commercialize products that it acquires both directly as well as indirectly through subsidiary companies, also known as Fortress Companies. Fortress intends to leverage its biopharmaceutical business expertise and drug development capabilities to help the Fortress Companies achieve their goals. Additionally, Fortress intends to provide funding and management services to each of the Fortress Companies and, from time to time, Fortress and the Fortress Companies will seek licensing, partnerships, joint ventures, and/or public and private financings to accelerate and provide additional funding to support their research and development programs. For more information, visit www.fortressbiotech.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Interim Chief Executive Officer

Avenue Therapeutics, Inc.

781-652-4500; ir@avenuetx.com